EXHIBIT 99.1

Vical Reports Third Quarter 2015 Financial Results and Progress in Key Development Programs

SAN DIEGO, Oct. 29, 2015 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and nine months ended September 30, 2015. Net loss for the third quarter of 2015 was $0.3 million, or $0.00 per share, compared with a net loss of $4.4 million, or $0.05 per share, for the third quarter of 2014. Revenues for the third quarter of 2015 were $5.0 million, compared with revenues of $3.4 million for the third quarter of 2014, reflecting increased revenues from Astellas Pharma Inc. for manufacturing services performed under our ASP0113 collaborative agreements. ASP0113 is Vical's therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical generated positive cash flow for the third quarter of 2015 of $0.2 million. The Company had cash and investments of $43.9 million at September 30, 2015 compared to $49.1 million at December 31, 2014. The Company is updating its 2015 full year cash burn guidance to a range of between $7 million and $9 million, a reduction in cash burn from its previous forecast of between $9 million and $12 million.

Program updates include:

ASP0113 CMV Vaccine

  Enrollment in the multinational Phase 3 registrational trial in approximately 500 hematopoietic cell transplant recipients is ongoing. Astellas has finalized the primary endpoint as a composite of overall mortality and CMV end organ disease and has decided to forego the adaptive trial design. Astellas is in active discussions with regulatory agencies to obtain their concurrence on the selected endpoint. Astellas expects enrollment in the trial to be completed by the third quarter of 2016, with the top-line data being available in the fourth quarter of 2017.
  Enrollment in the multinational Phase 2 trial in kidney transplant recipients is complete. The primary endpoint of this trial is the incidence of CMV viremia and the study is powered to show an approximately 50% reduction in CMV viremia at one year after transplantation. Top-line trial data are expected to be available in the third quarter of 2016.

HSV-2 Vaccine

  The subjects in the ongoing Phase 1/2 HSV-2 study will continue to be followed for a period of twelve months for safety and nine months for efficacy following their last dose. Vical expects that additional efficacy data will be available for analysis in December and will enable Vical to determine the next steps for the HSV-2 program by early next year.

VL-2397 Antifungal

  In August 2015, Vical's novel antifungal, VL-2397, received a qualified infectious disease product, or QIDP, designation from the FDA for the treatment of invasive aspergillosis. Vical is targeting initiation of a Phase 1 trial in the first half of 2016. This will be a randomized, double-blind study to determine the safety, tolerability, and pharmacokinetics of single and multiple ascending doses of VL-2397 administered by infusion in healthy volunteers.

Vical will conduct a conference call and webcast today, October 29, at noon Eastern Time, to discuss the Company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2376 (preferred), or (888) 401-4669 (toll-free), and reference confirmation code 3993142. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 3993142. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the timing of initiation, enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues:
Contract revenue	$ 4,427	$ 3,004	$ 12,382	$ 9,073
License and royalty revenue	590	438	1,755	1,321
Total revenues	5,017	3,442	14,137	10,394
Operating expenses:
Research and development	2,128	3,180	8,222	7,705
Manufacturing and production	1,306	2,292	6,626	7,457
General and administrative	1,916	2,366	6,271	7,176
Total operating expenses	5,350	7,838	21,119	22,338
Loss from operations	(333)	(4,396)	(6,982)	(11,944)
Net investment and other income	33	32	99	85
Net loss	$ (300)	$ (4,364)	$ (6,883)	$ (11,859)
Basic and diluted net loss per share	$ (0.00)	$ (0.05)	$ (0.08)	$ (0.13)
Weighted average shares used in computing basic and diluted net loss per share	91,957	89,976	91,600	88,154

Balance Sheets			September 30,	December 31,
(in thousands)			2015	2014
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 41,851	$ 47,152
Other current assets			5,769	4,178
Total current assets			47,620	51,330
Long-term investments			2,077	1,971
Property and equipment, net			2,010	2,639
Other assets			1,713	2,039
Total assets			$ 53,420	$ 57,979

Liabilities and stockholders' equity:
Current liabilities			$ 5,474	$ 5,201
Long-term liabilities			494	856
Stockholders' equity			47,452	51,922
Total liabilities and stockholders' equity			$ 53,420	$ 57,979
CONTACT: Andrew Hopkins
         Anthony Ramos
         Vice President and Chief Accounting Officer
         (858) 646-1127
         Website: www.vical.com